Exhibit 5.1

December 23, 2015

GTx, Inc.

175 Toyota Plaza

7th Floor

Memphis, Tennessee 38103

Ladies and Gentlemen:

We have represented GTx, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 8,140,442 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 EIP Shares”) and (ii) 1,000,000 shares of Common Stock pursuant to the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP Shares”), and the Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation, as amended to date, and Bylaws, as currently in effect, the Company’s 2013 Equity Incentive Plan (the “2013 EIP”), the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2013 EIP Shares and the 2013 NEDEIP Shares, when sold and issued in accordance with the 2013 EIP and the 2013 NEDEIP, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800  T: (415) 693-2000  F: (415) 693-2222  WWW.COOLEY.COM